PRICING SUPPLEMENT No. ARC2606 dated October 14, 2022 (To Product Supplement No. WF1 dated July 20, 2022, Prospectus Supplement dated May 26, 2022 and Prospectus dated May 26, 2022)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-264388

Bank of Montreal Senior Medium-Term Notes, Series I Equity Linked Securities
Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of Meta Platforms, Inc. due October 22, 2024
■	Linked to the common stock of Meta Platforms, Inc. (the “Underlying Stock”)
■	Unlike ordinary debt securities, the securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Whether the securities are automatically called for a fixed call premium or, if not automatically called, the maturity payment amount, will depend, in each case, on the stock closing price of the Underlying Stock on the relevant call date
■

Automatic Call. If the stock closing price of the Underlying Stock on any call date is greater than or equal to the starting price, the securities will be automatically called for the face amount plus the call premium applicable to that call date. The call premium applicable to each call date will be a percentage of the face amount that increases for each call date based on a simple (non-compounding) return of 20.00% per annum.

Call Date	Call Premium*
October 19, 2023	20.00% of the face amount
April 19, 2024	30.00% of the face amount
October 15, 2024 (the “final calculation day”)	40.00% of the face amount

■	Maturity Payment Amount. If the securities are not automatically called, you will receive a maturity payment amount that could be equal to or less than the face amount, depending on the stock closing price of the Underlying Stock on the final calculation day, as follows:
▪	If the stock closing price of the Underlying Stock on the final calculation day is less than the starting price, but not by more than the buffer amount of 15%, you will receive the face amount
▪	If the stock closing price of the Underlying Stock on the final calculation day is less than the starting price by more than the buffer amount, you will receive less than the face amount and have 1-to-1 downside exposure to the decrease in the price of the Underlying Stock in excess of the buffer amount
■	Investors may lose up to 85% of the face amount
■	Any positive return on the securities will be limited to the applicable call premium, even if the stock closing price of the Underlying Stock on the applicable call date significantly exceeds the starting price. You will not participate in any appreciation of the Underlying Stock beyond the applicable fixed call premium
■	All payments on the securities are subject to the credit risk of Bank of Montreal, and you will have no ability to pursue the issuer of the Underlying Stock for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment
■	No periodic interest payments or dividends
■	No exchange listing; designed to be held to maturity

On the date of this pricing supplement, the estimated initial value of the securities was $922.82 per security. However, as discussed in more detail in this pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See "Selected Risk Considerations" beginning on page PRS-9 herein and "Risk Factors" beginning on page PS-5 of the accompanying product supplement.

The securities are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the securities are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Bank of Montreal
Per Security	$1,000.00	$23.25	$976.75
Total	$395,000.00	$9,183.75	$385,816.25
(1)	Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities—Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.
(2)	In respect of certain securities sold in this offering, our affiliate, BMO Capital Markets Corp., may pay a fee of up to $1.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Meta Platforms, Inc. due October 22, 2024

Terms of the Securities

Issuer:	Bank of Montreal.
Market Measure:	Common stock of Meta Platforms, Inc. (the “Underlying Stock”).
Pricing Date:	October 14, 2022.
Issue Date:	October 19, 2022.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Automatic Call:

If the stock closing price of the Underlying Stock on any call date is greater than or equal to the starting price, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus the call premium applicable to the relevant call date. The last call date is the final calculation day, and payment upon an automatic call on the final calculation day, if applicable, will be made on the stated maturity date.

Any positive return on the securities will be limited to the applicable call premium, even if the stock closing price of the Underlying Stock on the applicable call date significantly exceeds the starting price. You will not participate in any appreciation of the Underlying Stock beyond the applicable call premium.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date, and you will have no further rights under the securities after that call settlement date. You will not receive any notice from us if the securities are automatically called.

The call premium applicable to each call date will be a percentage of the face amount that increases for each call date based on a simple (non-compounding) return of 20.00% per annum.
Call Dates and Call Premiums:	Call Date	Call Premium	Payment per Security upon an Automatic Call
	October 19, 2023	20.00% of the face amount	$1,200.00
	April 19, 2024	30.00% of the face amount	$1,300.00
	October 15, 2024	40.00% of the face amount	$1,400.00

We refer to October 15, 2024 as the “final calculation day.” The call dates are subject to postponement. See “—Market Disruption Events and Postponement Provisions” below.

Call Settlement Date:	Five business days after the applicable call date (as each such call date may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable); provided that the call settlement date for the last call date is the stated maturity date.
Stated Maturity Date:	October 22, 2024, subject to postponement. The securities are not subject to repayment at the option of any holder of the securities prior to the stated maturity date.

P-2

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Meta Platforms, Inc. due October 22, 2024

If the securities are not automatically called, then on the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

•    if the ending price is less than the starting price but greater than or equal to the threshold price: $1,000; or

•    if the ending price is less than the threshold price: $1,000 minus:

Maturity Payment Amount:	$1,000	×	threshold price – ending price
starting price
If the securities are not automatically called and the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the Underlying Stock in excess of the buffer amount, and will lose some, and possibly up to 85%, of the face amount of your securities at maturity.
Starting Price:	$126.76, the stock closing price of the Underlying Stock on the pricing date.
Stock Closing Price:	Stock closing price, closing price and adjustment factor have the meanings set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Certain Definitions” in the accompanying product supplement.
Ending Price:	The “ending price” will be the stock closing price of the Underlying Stock on the final calculation day.
Threshold Price:	$107.746, which is equal to 85% of the starting price.
Buffer Amount:	15%.
Market Disruption Events and Postponement Provisions:	Each call date (including the final calculation day) is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the final calculation day is postponed, and will be adjusted for non-business days. For more information regarding adjustments to the call dates and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each call date and the final calculation day is a “calculation day,” and each call settlement date and the stated maturity date is a “payment date.” In addition, for information regarding the circumstances that may result in a Market Disruption Event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Market Disruption Events” in the accompanying product supplement.
Calculation Agent:	BMO Capital Markets Corp. ("BMOCM").
Material Tax Consequences:	For a discussion of the material U.S. federal income and certain estate tax consequences and the Canadian federal income tax consequences of the ownership and disposition of the securities, see “U.S. Federal Income Tax Consequences" below, and the section of the product supplement, "Canadian Federal Income Tax Consequences."
Agents:

Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. The agent will receive an agent discount of $23.25 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $15.00 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS will pay $0.75 per security of the agent discount that it receives to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, BMOCM may pay a fee of up to $1.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

WFS, BMOCM and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conduct hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

P-3

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Meta Platforms, Inc. due October 22, 2024

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	06374VA63

P-4

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Meta Platforms, Inc. due October 22, 2024

Additional Information about the Issuer and the Securities

You should read this pricing supplement together with product supplement No. WF1 dated July 20, 2022, the prospectus supplement dated May 26, 2022 and the prospectus dated May 26, 2022 for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if that address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product Supplement No. WF1 dated July 20, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000121465922009020/r715220424b5.htm

•	Prospectus Supplement and prospectus dated May 26, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000119312522160519/d269549d424b5.htm

P-5

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Meta Platforms, Inc. due October 22, 2024

Estimated Value of the Securities

Our estimated initial value of the securities on the date of this pricing supplement that is set forth on the cover page of this document equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the securities, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the securities.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the securities on the pricing date was determined based on market conditions at that time.

For more information about the estimated initial value of the securities, see “Risk Factors” below.

P-6

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Meta Platforms, Inc. due October 22, 2024

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

▪	believe that the stock closing price of the Underlying Stock will be greater than or equal to the starting price on one of the call dates;

▪	seek the potential for a fixed return if the Underlying Stock has appreciated at all as of any of the call dates in lieu of full participation in any potential appreciation of the Underlying Stock;

▪	are willing to accept the risk that, if the stock closing price of the Underlying Stock is less than the starting price on each call date, they will not receive any positive return on their investment in the securities;

▪	are willing to accept the risk that, if the securities are not automatically called and the ending price is less than the starting price by more than the buffer amount, they will lose some, and possibly up to 85%, of the face amount at maturity;

▪	are willing to invest in a security that does not pay interest over its term;

▪	understand that the term of the securities may be as short as approximately one year and that they will not receive a higher call premium payable with respect to a later call date if the securities are called on an earlier call date;

▪	are willing to forgo interest payments on the securities and dividends on the Underlying Stock; and

▪	are willing to hold the securities until maturity.

The securities may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

▪	require full payment of the face amount of the securities at stated maturity;

▪	believe that the stock closing price of the Underlying Stock will be less than the starting price on each call date;

▪	seek a security with a fixed term;

▪	are unwilling to accept the risk that, if the stock closing price of the Underlying Stock is less than the starting price on each call date, they will not receive any positive return on their investment in the securities;

▪	are unwilling to accept the risk that the ending price of the Underlying Stock may decrease from the starting price by more than the buffer amount;

▪	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price set forth on the cover page;

▪	seek current income over the term of the securities;

▪	are unwilling to accept the risk of exposure to the Underlying Stock;

▪	seek exposure to the upside performance of the Underlying Stock beyond the applicable call premiums;

▪	are unwilling to accept the credit risk of Bank of Montreal; or

▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the "Selected Risk Considerations" herein and the "Risk Factors" in the accompanying product supplement for risks related to an investment in the securities. For more information about the Underlying Stock, please see the section titled "The Underlying Stock" below.

P-7

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Meta Platforms, Inc. due October 22, 2024

Determining Timing and Amount of Payment on the Securities

Whether the securities are automatically called on any call date for the applicable call premium will each be determined based on the stock closing price of the Underlying Stock on the applicable call date as follows:

If the securities have not been automatically called, then on the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

P-8

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Meta Platforms, Inc. due October 22, 2024

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the "Risk Factors" section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Terms And Structure Of The Securities

If The Securities Are Not Automatically Called And The Ending Price Is Less Than The Threshold Price, You Will Lose Some, And Possibly Up To 85%, Of The Face Amount Of Your Securities At Stated Maturity.

We will not repay you a fixed amount on the securities on the stated maturity date. If the stock closing price of the Underlying Stock is less than the starting price on each call date, the securities will not be automatically called, and you will receive a maturity payment amount that will be equal to or less than the face amount, depending on the ending price (i.e., the stock closing price of the Underlying Stock on the final calculation day).

If the ending price is less than the threshold price, the maturity payment amount will be less than the face amount and you will have 1-to-1 downside exposure to the decrease in the price of the Underlying Stock in excess of the buffer amount, resulting in a loss of 1% of the face amount for every 1% decline in the Underlying Stock in excess of the buffer amount. The threshold price is 85% of the starting price. As a result, if the ending price is less than the threshold price, you will lose some, and possibly up to 85%, of the face amount at maturity. This is the case even if the price of the Underlying Stock is greater than or equal to the starting price or the threshold price at certain times during the term of the securities.

If the securities are not automatically called, your return on the securities will be zero or negative, and therefore will be less than the yield you would earn if you bought a traditional interest-bearing debt security of Bank of Montreal or another issuer with a similar credit rating with the same stated maturity date.

No Periodic Interest Will Be Paid On The Securities.

No periodic payments of interest will be made on the securities. However, if the agreed-upon tax treatment is successfully challenged by the Internal Revenue Service (the “IRS”), you may be required to recognize taxable income over the term of the securities. You should review the section of this pricing supplement entitled “U.S. Federal Income Tax Consequences.”

The Potential Return On The Securities Is Limited To The Call Premium And May Be Lower Than The Return On A Direct Investment In The Underlying Stock.

The potential return on the securities is limited to the applicable call premium, regardless of the performance of the Underlying Stock. The Underlying Stock may appreciate by significantly more than the percentage represented by the applicable call premium from the pricing date through the applicable call date, in which case an investment in the securities will underperform a hypothetical alternative investment providing a 1-to-1 return based on the performance of the Underlying Stock. In addition, you will not receive the value of dividends or other distributions paid on the Underlying Stock. Furthermore, if the securities are called on an earlier call date, you will receive a lower call premium than if the securities were called on a later call date, and accordingly, if the securities are called on one of the earlier call dates, you will not receive the highest potential call premium.

Higher Call Premiums Are Associated With Greater Risk.

The securities offer the potential to receive a call premium that reflects a per annum rate that is higher than the fixed rate we would pay on conventional debt securities of the same maturity. These higher potential call premiums are associated with greater levels of expected risk as of the pricing date as compared to conventional debt securities, including the risk that the securities will not be automatically called and the risk that you may lose a substantial portion, and possibly all, of the face amount per security at maturity. The volatility of the Underlying Stock is an important factor affecting this risk. Volatility is a measurement of the size and frequency of daily fluctuations in the value of the Underlying Stock, typically observed over a specified period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. Greater expected volatility of the Underlying Stock as of the pricing date may result in a higher call premium, but it also represents a greater expected likelihood as of the pricing date that the stock closing price of the Underlying Stock will be less than the starting level on each call date, such that the securities will not be automatically called for the applicable call premium, and that the stock closing price of the Underlying Stock will be less than the threshold price on the final calculation day such that you will lose a substantial portion, and possibly all, of the face amount per security at maturity. In general, the higher the call premium is relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that the securities will not be automatically called and that you will lose a substantial portion, and possibly all, of the face amount per security at maturity.

You Will Be Subject To Reinvestment Risk.

If your securities are automatically called early, the term of the securities may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

P-9

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Meta Platforms, Inc. due October 22, 2024

The Securities Are Subject To Credit Risk.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness and you will have no ability to pursue the issuer of the Underlying Stock payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.

Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

The tax treatment of the securities is uncertain. We do not plan to request a ruling from the IRS or from the Canada Revenue Agency regarding the tax treatment of the securities, and the IRS, the Canada Revenue Agency or a court may not agree with the tax treatment described in this pricing supplement and/or the accompanying product supplement.

The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity or earlier sale or exchange and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the securities should be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “U.S. Federal Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences–United States Taxation” in the accompanying prospectus and the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. You should consult your tax advisor about your own tax situation.

For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Certain Income Tax Consequences — Canadian Taxation” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Call Date Is Postponed.

A call date (including the final calculation day) will be postponed if the applicable originally scheduled call date is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on that call date. If such a postponement occurs with respect to a call date other than the final calculation day, then the related call settlement date will be postponed. If such a postponement occurs with respect to the final calculation day, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the final calculation day as postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Is Less Than The Original Offering Price.

Our initial estimated value of the securities is only an estimate, and is based on a number of factors. The original offering price of the securities exceeds our initial estimated value, because costs associated with offering, structuring and hedging the securities are included in the original offering price, but are not included in the estimated value. These costs include the agent discount and selling concessions, the profits that we and our affiliates and/or the agent and its affiliates expect to realize for assuming the risks in hedging our obligations under the securities, and the estimated cost of hedging these obligations.

The Terms Of The Securities Were Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the securities, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the securities are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Our initial estimated value of the securities as of the date of this pricing supplement was derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Underlying Stock, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the securities that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the securities could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the securities from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your securities in any secondary market at any time.

P-10

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Meta Platforms, Inc. due October 22, 2024

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by it, WFA or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. WFS has advised us that, if you hold the securities through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS, WFA or any of their affiliates.

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current price of the Underlying Stock, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” and which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the Underlying Stock; interest rates; volatility of the Underlying Stock; time remaining to maturity; and dividend yields on the Underlying Stock. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.

In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the price of the Underlying Stock. Because numerous factors are expected to affect the value of the securities, changes in the price of the Underlying Stock may not result in a comparable change in the value of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Risks Relating To The Underlying Stock

The Securities Will Be Subject To Single Stock Risk.

The price of the Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer (the “Underlying Stock Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and prices, interest rates and economic and political conditions.

Any Payment Upon An Automatic Call Or At Stated Maturity Will Depend Upon The Performance Of The Underlying Stock And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Underlying Stock. Investing in the securities is not equivalent to investing in the Underlying Stock. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the Underlying Stock for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on the Underlying Stock. As a holder of the securities, you will not have any voting rights or any other rights that holders of the Underlying Stock would have.

•	Historical Prices Of The Underlying Stock Should Not Be Taken As An Indication Of Its Future Performance During The Term Of The Securities.

•	The Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuer.

•	We, The Agent And Our Respective Affiliates Cannot Control Actions By The Underlying Stock Issuer.

•	We, The Agent And Our Respective Affiliates Have No Affiliation With The Underlying Stock Issuer And Have Not Independently Verified Its Public Disclosure Of Information.

•	You Have Limited Anti-dilution Protection.

P-11

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Meta Platforms, Inc. due October 22, 2024

Risks Relating to Hedging Activities and Conflicts of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a "participating dealer," are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. BMOCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, BMOCM will determine the prices of the Underlying Stock and make any other determinations necessary to calculate any payments on the securities. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled "General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Market Disruption Events" and "—Adjustment Events" in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and our determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the price of the Underlying Stock.

•	Business activities of our affiliates or any participating dealer or its affiliates with the issuer of the Underlying Stock may adversely affect the price of the Underlying Stock.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Underlying Stock.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Underlying Stock.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or fee, creating a further incentive for the participating dealer to sell the securities to you.

P-12

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Meta Platforms, Inc. due October 22, 2024

Hypothetical Examples and Returns

The payout profile, return tables and examples below illustrate hypothetical payments upon an automatic call or at stated maturity for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting price or threshold price. The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price and threshold price are set forth under “Terms of the Securities” above. For historical data regarding the actual closing prices of the Underlying Stock, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual amount you receive at stated maturity or upon automatic call and the resulting pre-tax total rate of return will depend on the actual terms of the securities.

Call Premiums:	20.00% for the first call date, 30.00% and 40.00% for the third call date
Hypothetical Starting Price:	$100.00
Hypothetical Threshold Price:	$85.00 (85% of the hypothetical starting price)
Buffer Amount:	15%

Hypothetical Payout Profile

P-13

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Meta Platforms, Inc. due October 22, 2024

Hypothetical Returns

If the securities are automatically called:

Hypothetical call date on which securities are automatically called	Hypothetical payment per security on related call settlement date	Hypothetical pre-tax total rate of return(1)
1st call date	$1,200.00	20.00%
2nd call date	$1,300.00	30.00%
3rd call date	$1,400.00	40.00%

If the securities are not automatically called:

Hypothetical ending price	Hypothetical percentage change from the hypothetical starting price to the hypothetical ending price	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(1)
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$85.00	-15.00%	$1,000.00	0.00%
$84.00	-16.00%	$990.00	-1.00%
$80.00	-20.00%	$950.00	-5.00%
$70.00	-30.00%	$850.00	-15.00%
$60.00	-40.00%	$750.00	-25.00%
$50.00	-50.00%	$650.00	-35.00%
$25.00	-75.00%	$400.00	-60.00%
$0.00	-100.00%	$150.00	-85.00%

(1)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the payment per security upon automatic call or at stated maturity to the face amount of $1,000.

Hypothetical Examples Of Payment Upon An Automatic Call Or At Stated Maturity

Example 1. The stock closing price of the Underlying Stock on the first call date is greater than the starting price, and the securities are automatically called on the first call date:

Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical stock closing price on first call date:	$125.00

Because the hypothetical stock closing price of the Underlying Stock on the first call date is greater than the hypothetical starting price, the securities are automatically called on the first call date, and you will receive on the related call settlement date the face amount of your securities plus a call premium of 20.00% of the face amount. Even though the Underlying Stock appreciated by 25.00% from its starting price to its stock closing price on the first call date in this example, your return is limited to the call premium of 20.00% that is applicable to that call date.

On the call settlement date, you would receive $1,200.00 per security.

P-14

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Meta Platforms, Inc. due October 22, 2024

Example 2. The securities are not automatically called prior to the last call date (the final calculation day). The stock closing price of the Underlying Stock on the final calculation day is greater than the starting price, and the securities are automatically called on the final calculation day:

Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical stock closing price on call dates prior to the final calculation day:	Various (all below starting price)
Hypothetical stock closing price on final calculation day (i.e., the ending price):	$120.00

Because the hypothetical stock closing price of the Underlying Stock on each call date prior to the last call date (which is the final calculation day) is less than the hypothetical starting price, the securities are not called prior to the final calculation day. Because the stock closing price of the Underlying Stock on the final calculation day is greater than the starting price, the securities are automatically called on the final calculation day, and you will receive on the related call settlement date (which is the stated maturity date) the face amount of your securities plus a call premium of 40.00% of the face amount.

On the call settlement date (which is the stated maturity date), you would receive $1,400.00 per security.

Example 3. The securities are not automatically called. The ending price is less than the starting price but greater than the threshold price and the maturity payment amount is equal to the face amount:

Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical stock closing price on each call date:	Various (all below starting price)
Hypothetical ending price:	$95.00
Hypothetical threshold price:	$85.00, which is 85% of the hypothetical starting price

Because the hypothetical stock closing price of the Underlying Stock on each call date (including the final calculation day) is less than the hypothetical starting price, the securities are not automatically called. Because the hypothetical ending price is less than the hypothetical starting price, but not by more than the buffer amount, you would receive the face amount of your securities at stated maturity.

On the stated maturity date, you would receive $1,000.00 per security.

Example 4. The securities are not automatically called. The ending price is less than the threshold price and the maturity payment amount is less than the face amount:

Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical stock closing price on each call date:	Various (all below starting price)
Hypothetical ending price:	$50.00
Hypothetical threshold price:	$85.00, which is 85% of the hypothetical starting price

Because the hypothetical stock closing price of the Underlying Stock on each call date (including the final calculation day) is less than the hypothetical starting price, the securities are not automatically called. Because the hypothetical ending price is less than the hypothetical starting price by more than the buffer amount, you would lose a portion of the face amount of your securities and receive the maturity payment amount equal to:

$ 1,000 –	$1,000	×	$85.00 – $50.00	= $650.00
$100.00

On the stated maturity date, you would receive $650.00 per security.

P-15

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Meta Platforms, Inc. due October 22, 2024

The Underlying Stock

According to publicly available information, Meta Platforms, Inc. (“Meta”) develops products that enable people to connect and share with friends and family through mobile devices, personal computers, virtual reality headsets, wearables, and in-home devices. Information filed by Meta with the SEC can be located by reference to its SEC file number: 001-35519, or its CIK Code: 0001925775. Meta’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “META”.

Historical Information

We obtained the closing prices of the Underlying Stock in the graph below from Bloomberg Professional® service (“Bloomberg”), without independent verification.

The following graph sets forth daily closing prices of the Underlying Stock for the period from January 1, 2017 to October 14, 2022. The closing price on October 14, 2022 was $126.76. The historical performance of the Underlying Stock should not be taken as an indication of the future performance of the Underlying Stock during the term of the securities.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence. The historical performance of the Underlying Stock should not be taken as an indication of its future performance, and no assurance can be given as to the closing price of the Underlying Stock on any call date or its ending price. We cannot give you assurance that the performance of the Underlying Stock will result in any positive return on your investment.

P-16

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Meta Platforms, Inc. due October 22, 2024

U.S. Federal Income Tax Consequences

The following discussion supplements, and to the extent applicable supersedes, the discussion in the accompanying product supplement under the caption “United States Federal Tax Considerations.”

In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat a security with terms described herein as a pre-paid cash-settled derivative contract in respect of the Underlying Stock for U.S. federal income tax purposes, and the terms of the securities require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization. However, the U.S. federal income tax consequences of your investment in the securities are uncertain and the Internal Revenue Service (the “IRS”) could assert that the securities should be taxed in a manner that is different from that described in the preceding sentence. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your securities. Such gain or loss should generally be long-term capital gain or loss if you have held your securities for more than one year. Non-U.S. holders should consult the section entitled "Tax Consequences to Non-U.S. Holders" in the underlying product supplement.

Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the securities are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Stock or the securities), and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Stock or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

P-17

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Meta Platforms, Inc. due October 22, 2024

Validity of the Securities

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank in conformity with the senior indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities the securities will have been validly executed, authenticated, issued and delivered, to the extent that validity of the securities is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the senior indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the senior indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the senior indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the senior indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to certain assumptions about (i) the Trustees’ authorization, execution and delivery of the senior indenture, (ii) the genuineness of signatures and (iii) certain other matters, all as stated in the letter of such counsel dated May 26, 2022, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated May 26, 2022.

In the opinion of Ashurst LLP, when the pricing supplement has been attached to, and duly notated on, the master note that represents the securities, the securities will be executed, authenticated, issued and delivered, and the securities have been issued and sold as contemplated by the prospectus supplement and the prospectus, the securities will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the senior indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the senior indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated May 26, 2022, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated May 26, 2022.

P-18